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Exhibit (23) - CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-8 and S-3 No. 33-54732, Form S-8 No. 2-67874, Form S-8 No. 33-62443 and
Form S-8 No. 33-12585) pertaining to the 1988 Incentive Equity Performance Plan, the 1978 Nonqualified Incentive Stock Option Plan, the Non-Employee Directors Stock Option Plan, and the Deferred Compensation Plan for Nonemployee Directors, respectively, of our report dated January 23, 1997, with respect to the consolidated financial statements and schedule of The Lamson & Sessions Co., included in the Annual Report (Form 10-K) for the year ended December 28, 1996.

                                                              ERNST & YOUNG LLP

Cleveland, Ohio
March 6, 1997